Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

Exhibit 23.5

SLF

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consent to the use of our name and the use of our opinion dated March 17, 2010, except for note 16 which is as of May 17, 2010 and note 17 which is as of June 22, 2010 on the consolidated financial statements of Offshore Petroleum Corp. (the "Company") included in Amendment No. 3 to the Registration Statement on Form S-1 being filed by the Company, for the fiscal years ended December 31, 2009 and 2008 and for the cumulative period from inception (September 8, 1999) to December 31, 2009.

Schwartz Levitsky Feldman llp

Toronto, Ontario, Canada
July 8, 2010

Chartered Accountants
Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663